Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
April 17, 2008

LAKES ENTERTAINMENT, INC. ANNOUNCES HIRING OF PETER
FORDHAM AS GENERAL MANAGER OF RED HAWK CASINO
MINNEAPOLIS — April 17, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that Peter Fordham has been named General Manager of the Red Hawk Casino, currently being constructed near Shingle Springs, California and to be managed by Lakes Entertainment and owned by the Shingle Springs Band of Miwok Indians. Mr. Fordham has more than 30 years of experience in the gaming and hospitality industry, specializing in the management of large scale, full-service Native American owned casinos.
Mr. Fordham comes to the Red Hawk Casino from S & K Gaming, LLC, a tribally chartered entity owned by the Confederated Salish and Kootenai Tribes of northwest Montana, where he served as principal operating officer. He was responsible for managing operations for the Tribe’s gaming and hospitality facilities, including the KwaTaqNuk Resort Casino and the Gray Wolf Peak Casino, also in northwest Montana.
“I am very excited to be working with the Shingle Springs Tribal Gaming Authority and Lakes Entertainment,” said Mr. Fordham. “I believe that the Red Hawk Casino will be the premier gaming destination in northern California upon its opening later this year.”
Mr. Fordham previously served as corporate senior vice president of operations for Cascade Entertainment Group, LLC, a casino and resort management company that partnered with Native American tribes in California. During his four years with the company, Mr. Fordham led the development and opening of Chukchansi Gold Resort & Casino in Coarsegold, California.

Prior to joining Cascade, he held senior-level positions with Grand Casino Coushatta in Kinder, Louisiana, including general manager and assistant general manager, and at Grand Casino Hinckley in Hinckley, Minnesota.
Tim Cope, President of Lakes stated, “Mr. Fordham brings with him a strong history of gaming experience and overall casino resort management expertise. I consider Peter a great choice as the General Manager to open and manage the Red Hawk Casino.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. We are currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including WPTE’s significant dependence on the GSN as a current source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.